EXHIBIT 99.1

Katie Hobbs	Joey Ridenour
Governor	Executive Director

Arizona State Board of Nursing

1740 West Adams Street, Suite 2000

Phoenix, AZ 85007-2657

Phone: (602) 771-7800

Homepage: http://www.azbn.gov

PRESS RELEASE

On February 23, 2023, the Arizona State Board of Nursing voted unanimously to notify Aspen University Bachelors of Science in Nursing (BSN) Program, located in Phoenix, Arizona, of its intent to terminate the "teach out" process and effectively close the program early.

Aspen University's BSN program previously agreed to a disciplinary probation of its nursing program Board-issued approval (license) in March, 2022, including suspension of new student admissions, due to of low pass rate of the national nurse exam (NCLEX) scores and other violations of law. However, while still under that probation period, there were additional violations of law and the requirements of the agreement, resulting in the program agreeing to voluntarily surrender its approval.

This second agreement with the Board provided the program with two years to complete a "teach out" of existing students, meaning that the existing students would be able to complete the program. The agreement also contained an option for the Board to terminate the agreement early if the program "fails to provide minimum instruction and learning opportunities, including clinical opportunities, to meet basic standards of educational practice and legal requirements," the Board may provide a minimum of 10-days’ notice to Respondent, after which the Board may determine that the voluntary surrender is immediately in effect.

At the February 23, 2023, Board meeting, Board members expressed concerns regarding public safety and student safeness to practice on exit from the program, including concerns that Aspen BSN program was failing to provide minimum instructions as students were continuing to see a decline in not passing their NCLEX exam, which is a requirement for licensure in all 50 states, failing to meet basic standards of educational practice by inadequately ensuring the integrity and proctoring of exams, the program was improperly using students' work hours to count as clinical hours and counting clinical hours when the students were not in the facilities.

The Board will announce a second meeting date shortly. At that time, the Aspen BSN program's approval may be deemed surrendered immediately, which would effectively close the BSN program.

Emma Lehner Mamaluy

Chief Counsel

Arizona State Board of Nursing

1740 West Adams, Suite 2000

Phoenix, Arizona 85007

Direct Line: 480-319-0568